Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APHTON CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Aphton Corporation, a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interest of the Corporation to increase the authorized capital stock of the Corporation, by amending the Amended and Restated Certificate of Incorporation of the Corporation as follows:

The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

“FOURTH: The total authorized capital stock of the Corporation shall be 104,000,000 shares consisting of:

1.    100,000,000 shares of Common Stock, par value $ 0.001; and

2.    4,000,000 shares of Preferred Stock, par value $0.001.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly signed by the undersigned authorized officer of the Corporation this 22nd day of March, 2005.

APHTON CORPORATION

By:	/s/ Patrick T. Mooney, M.D.
Patrick T. Mooney, M.D.
Chief Executive Officer and President